Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-181630 on Form S-3 and Registration Nos. 333-44870, 333-61614, 333-100349, 333-107810, 333-121282, 333-121283, 333-144525, 333-163688, 333-163689, 333-163690, 333-163691, 333-176893, 333-188343 and 333-190260 on Form S-8 and in the related Prospectus of Community Health Systems, Inc. and subsidiaries of our report dated April 9, 2014, with respect to the consolidated financial statements of Health Management Associates, Inc. included in this Current Report on Form 8-K/A of Community Health Systems, Inc. and subsidiaries dated April 9, 2014.

/s/ Ernst and Young LLP

Tampa, Florida

April 9, 2014